UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20509

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 4, 2015

Date of Report

(Date of earliest event reported)

FONU2 INC.

(Exact name of registrant as specified in its charter)

NEVADA	000-49652	65-0773383
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employee I.D. No.)

135 Goshen Road Ext., Suite 205

Rincon, GA 31326

(Address of Principal Executive Offices)

(912) 655-5321

Registrant's Telephone Number

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

On November 4, 2015, following the filing of a Current Report on Form 8-K which included, among other items, a description of the Company’s relationship with Ms. Penny Marshall, the Company received the form of Mutual Release Agreement that the Company had previously provided to Ms. Marshall signed by Nutmeg Productions, Inc. and Parkway Productions, Inc.   Studioplex City, LLC signed the agreement on November 4, 2015. As part of the release, all parties have agreed to cancel the two picture contract with Ms. Marshall, and that Ms. Marshall shall retain the 7,083,333 shares that were issued to her as consideration.  Furthermore, the Company agreed to transfer ownership of the screenplay option on Effa to Nutmeg Productions and/or its assignees. This cancelation will reduce liabilities on the Company’s balance sheet by approximately $425,000.

Separately, the Company has entered into new discussions with her representatives regarding Ms. Marshall directing and/or producing Effa and/or other projects to be filmed with the Company in Coastal Georgia.

Item 3.02 – Unregistered Sales of Equity Securities

On October 30, 2015 the Company issued 52,000,000 shares of common stock to Vis Vires Group Inc on a partial conversion of a convertible note in the value of $6,240.00 ($0.00012 / share). This issuance of shares was exempt under Section 4(a)(2) of the Securities Act.

As of November 6, 2015, there are 720,314,079 common shares issued and outstanding. On November 04 2015, the Company’s Board of Directors authorized the issuance of 35,000,000 restricted and unregistered common shares of Company stock to Mr. Robert Duvall with a total value of $7,000 as a stock payment under his employment agreement. Mr. Duvall is the Company’s Vice President of Rentals. These shares will be issued at a future date when the Company has sufficient reserve to process the issuance.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description of Exhibit
10.1	Mutual Release Agreement between Studioplex City, LLC a Georgia corporation, Nutmeg Productions, Inc. and Parkway Productions, Inc. dated November 4, 2015.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

FONU2 INC., a Nevada corporation

Date: November 6, 2015	By:	/s/ Roger Miguel
Roger Miguel, Chief Executive Officer

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